Exhibit 4.23

Confidential

Certain information identified by [***] has been omitted from this exhibit because it is both not material and is the type that the registrant treats as confidential

LICENSE AND COMMERCIALISATION AGREEMENT

This LICENSE AND COMMERCIALISATION AGREEMENT (this Agreement”) is made as of 3 October, 2025 (“Effective Date”), by and between KAZIA THERAPEUTICS LIMITED ABN 37 063 259 754 of L24, 300 Barangaroo Avenue, Sydney, NSW 2000, Australia, a company organized under the laws of Australia (Kazia), and QIMR BERGHOFER, known officially The Council of the Queensland Institute of Medical Research, a statutory body formed under the Queensland Institute of Medical Research Act 1945 organised under the laws of Queensland and having a place of business at 300 Herston Road, Herston, QLD 4006, Australia (“QIMRB”). Kazia and QIMRB are sometimes referred to herein individually as a Party and collectively as the Parties.

Recitals

QIMRB owns certain intellectual property rights or other proprietary rights relating to certain products; and

Kazia wishes to obtain from QIMRB, and QIMRB is willing to grant to Kazia, licenses to research, develop, manufacture, commercialise, and otherwise exploit such products, on the terms and conditions set forth herein.

Kazia will undertake the Commercialisation of the Intellectual Property.

Kazia will pay to QIMRB a share of Commercialisation Revenue in accordance with this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Kazia and QIMRB hereby agree as follows:

Article 1 DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1 “Affiliate” means, with respect to an entity, any entity that controls, is controlled by, or is under common control with such first entity. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, by contract or otherwise.

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1.2 Business Day means:

(a)	for receiving a notice under Section 11.5, a day that is not a Saturday, Sunday, public holiday or bank holiday in the place where the notice is received; and

(b)	for all other purposes, a day that is not a Saturday, Sunday, bank holiday or public holiday in Queensland, Australia.

1.3 “Commercialisation Revenue” means the proceeds from any transactions pursuant to which the right, title and interest in and to any Product Assets are licensed, in whole or in part to a Third Party. Those proceeds will include, but are not limited to signing fees, royalties and/or lump sum amounts.

1.4 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party or its Affiliate with respect to any objective, activity or decision to be undertaken under this Agreement, those efforts that a company developing technology within the bio-pharmaceutical industry of comparable size and resources would reasonably use to accomplish such objective, activity or decision under similar circumstances, and specifically means the carrying out of development activities using efforts that a company developing technology within the bio-pharmaceutical industry of comparable size and resources would reasonably devote to a product at a similar stage in its development or commercial product life and of similar market potential, taking into consideration, among other factors, Third Party costs and expenses, including the royalties, milestone and other payments payable to Third Party licensors of patent or other intellectual property rights, and the pricing and reimbursement relating to the product, based on conditions then prevailing, efficacy, safety, approved labelling, the competitiveness of alternative products sold by Third Parties in the marketplace, the patent and other proprietary position of the product, and the likelihood of Regulatory Approval given the regulatory structure involved and the Party’s remaining product portfolio and other commercial imperatives. For clarity, the efforts of Kazia’s Affiliates, Sublicensee’s and Subcontractors will be considered the efforts of Kazia, and Commercially Reasonable Efforts will not mean that a Party guarantees that it will actually accomplish the applicable task or objective.

1.5 “Confidential Information” of a Party means all Know-How, unpublished patent applications and other information and data of a financial, commercial, business, operational or technical nature that is disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates under or in connection with this Agreement, whether made available orally, in writing or in electronic form, and whether before, on or after the Effective Date. Notwithstanding the foregoing, (a) any commercialisation transactions with respect to, Product Assets, and (b) the existence and terms of this Agreement, shall be deemed the Confidential Information of both Kazia and QIMRB.

1.6 “Effective Date” means 3 October 2025.

1.7 “Force Majeure Event” means an event beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labour disturbances, fire, floods, earthquakes, pandemic or epidemic, or other acts of God, or acts, omissions or delays in acting by any Government Authority.

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1.8 “GLP” or “Good Laboratory Practices” means all current applicable standards of good laboratory practice for the conduct of non-clinical laboratory studies of medicinal products as set forth in applicable laws, such as 21 C.F.R. Part 58 or any successor or foreign equivalent thereof.

1.9 “GLP Toxicity Study” means, with respect to a Product, a pre-clinical study conducted in a species using applicable GLP for the purposes of assessing the onset, severity, and duration of toxic effects and their dose dependency with the goal of establishing a safety profile required for a regulatory submission supporting the dosing of human subjects, as may be set forth in the Development Plan. For clarity, preliminary toxicity studies are not regarded as a GLP Toxicity Study.

1.10 “Government Authority” means any federal, state, national, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.11 “Improvement” means improvement, advancement, modification, adaptation, development, addition or alteration to any of the Licensed IP created or developed by a Party through the use of the Licensed IP, including but not limited to any new data, use, medical indication, formulation, dosage, composition, combination, method of manufacturing, product or service, using or relating to the Licensed Patent Rights.

1.12 “IND” means any and all investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application filed with the applicable Regulatory Authority for approval to conduct clinical testing of a pharmaceutical or biological product in a country.

1.13 “IND Enabling Studies” means those studies that are reasonably required to meet the requirements for filing an IND with a Regulatory Authority, including GLP Toxicology Studies, and studies required for the preparation of the chemistry, manufacturing and controls (“CMC”) section of such IND.

1.14 “Kazia Indemnitees” means Kazia and its officers, directors and employees.

1.15 “Know-How” means any proprietary information, data (whether preclinical, clinical or otherwise), results, materials, discoveries, inventions (whether patentable or otherwise), know-how, software, protocols, chemical or biological structures, chemical sequences, formulas, trade secrets, techniques, methods, processes, procedures, manufacturing technology, and any modifications or improvements of the foregoing; provided that Know-How does not include Patent Rights.

1.16 “Licensed IP” means the Licensed Know-How and Licensed Patent Rights.

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1.17 “Licensed Know-How” means any and all Know-How that (a) is owned or controlled by QIMRB as of the Effective Date, and (b) is necessary or reasonably useful for the exploitation of any Product. Licensed Know-How existing as of the Effective Date shall include the matters and material listed in Exhibit A.

1.18 “Licensed Patent Rights” means, any and all Patent Rights that (a) are owned by QIMRB as of the Effective Date, and (b) claim or cover any Product (including their composition of matter, formulation, combination, product by process, or method of use, manufacture, preparation or administration) or otherwise are necessary or reasonably useful for the exploitation of any Product. Licensed Patent Rights existing as of the Effective Date are set forth in Exhibit B hereto.

1.19 “QIMRB Indemnitees” means QIMRB and its officers, directors, and employees.

1.20 “Losses” has the meaning set forth in Section 9.1.

1.21 “Patent Rights” means all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, revalidations, extensions, registrations, pediatric exclusivity periods and supplemental protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.22 “Phase 1 Clinical Trial” means a Clinical Trial of a Product on sufficient numbers of normal volunteers and/or patients that is designed to establish that such Product is safe for its intended use and to support its continued testing in Phase 2 Clinical Trials, and/or to determine pharmacokinetic and pharmacodynamic information, or including a preliminary observation of efficacy but subject to such Phase 1 Clinical Trial not being statistically powered to show efficacy in a clinical trial endpoint.

1.23 “Phase 2 Clinical Trial” means a Clinical Trial of a Product, including a separate Clinical Trial or the second part of a fused “Phase 1/2” trial, where either such separate Clinical Trial or second part of such fused “Phase 1/2” trial is designed to provide a determination of efficacy or an appropriate dose of such Product in the target patient population. For purposes of this Agreement, ‘initiation’ of a Phase 2 Clinical Trial for a Product means the first use of such Product in a human subject in a Phase 2 Clinical Trial.

1.24 “Phase 3 Clinical Trial” means a Clinical Trial of a Product on sufficient numbers of patients that is designed to establish that such Licensed Product is efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed, and to support Regulatory Approval of such Licensed Product or label expansion of such Product. A Phase 3 Clinical Trial shall include a trial intended as a registration trial that will form the basis for obtaining Regulatory Approval, whether or not such Clinical Trial is designated as a Phase 3 Clinical Trial. For purposes of this Agreement, ‘initiation’ of a Phase 3 Clinical Trial for a Product means the first use of such Product in a human subject in a Phase 3 Clinical Trial.

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1.25 “Product” means any composition of matter, formulation, combination, product by process disclosed in the Licensed IP, including all products created as part of the PD-L1 inhibitor and degrader research program under the direction of Professor Sudha Rao (including precursor molecules, NDL2, [***], CMC, dosage strengths, dosage forms, presentation or package configurations).

1.26 “Product Assets” means, any and all of the following:

(a) rights, title and interests in, to and under the Licensed IP with respect to such Product, or necessary or reasonably useful for the exploitation of such Product;

(b) rights, title and interests in, to and under the Improvements with respect to such Product, or necessary or reasonably useful for the exploitation of such Product;

(c) clinical trial records, including laboratory notebooks and clinical trial data in relation to the Product;

(d) accounts receivable arising from the sales or other disposition of such Product;

(e) Regulatory Documentation (including in draft form) with respect to such Product;

(f) Inventories of such Product (in any form), including any in-progress inventories and inventories of active pharmaceutical ingredients (APIs);

(g) supply agreements and other material agreements related to such Product or the exploitation thereof, and

(h) other rights, title, and interests in, to and under any other assets that are related to such Product or are necessary or reasonably useful for in the exploitation of such Product.

1.27 “Regulatory Approval” means any and all technical, medical and scientific licenses, registrations, authorizations and approvals (including any supplements and amendments thereto) of any Regulatory Authority, necessary or reasonably useful for the development, manufacture, or commercialisation of a pharmaceutical or biological product, including any and all approvals of investigational new drug (IND) applications, new drug applications (NDAs), or biologics license applications (BLAs), priority review vouchers, marketing authorization approvals (including any accelerated approval or analogous approvals outside the U.S.), labeling approvals, and pricing and reimbursement approvals.

1.28 “Regulatory Authority” means any applicable Government Authority involved in granting Regulatory Approvals for a pharmaceutical or biological product, including granting Regulatory Approvals for the conduct of clinical trials or the manufacturing, marketing, reimbursement or pricing, as applicable, of such product.

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1.29 “Regulatory Documentation” means any and all filings, applications and submissions with any Regulatory Authority, including any authorizations, approvals or clearances arising from the foregoing, including investigational new drug (IND) applications, new drug applications (NDAs), or biologics license applications (BLAs), and Regulatory Approvals, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to a pharmaceutical or biological product.

1.30 ”Term” means the period commencing on the Effective Date until the termination of this Agreement in accordance with Article 9.

1.31 “Third Party” means any entity other than a Party or an Affiliate of a Party.

Article 2

LICENSES

2.1 Licenses to Kazia. QIMRB hereby grants Kazia and its Affiliates (a) a worldwide, exclusive (even as to QIMRB and its Affiliates), royalty-free, transferrable (as provided in 11.2) license to the Licensed IP, with the right to grant sublicenses to research, develop, manufacture, commercialise, and otherwise exploit the Licensed IP.

2.2 Grant to QIMRB. Subject to the terms and conditions of this Agreement, Kazia hereby grants QIMRB a non-exclusive, royalty-free license (with the right to sublicense to Affiliates, but without the right to sublicense to Third Parties except with prior written consent of Kazia) under the Licensed IP and the Licensed Know-How to use the Licensed IP for non-commercial research and teaching purposes only, excluding any research or teaching sponsored by a commercial entity, and excluding the right to conduct any research in humans or using materials obtained from a human without Kazia’s prior written consent (not to be unreasonably withheld) and agreement to the applicable terms.

2.3 Permitted Sublicensing. Kazia may grant sublicenses under its license rights granted under this Article 3 to its respective Affiliates and Third Parties through multiple tiers, provided that each sublicense shall be subject to and consistent with the terms and conditions of this Agreement. Kazia shall provide Licensor with prior written notice of any sublicense to be granted to any Third Party and will provide the Licensor with a true and complete copy of each sublicense agreement no later than thirty (30) days after the effective date thereof. Kazia (on behalf of itself and its Affiliates) will remain liable under this Agreement for the performance of all its obligations or exercise of its rights under this Agreement by any sublicensee, subcontractor or Affiliate and will be responsible for and liable for compliance by such Affiliates, sublicensees and subcontractors with the applicable provisions of this Agreement.No Implied License. Except as expressly set forth in this Agreement, neither Party shall acquire, by implication, estoppel or otherwise, any license, right or other interest under any other intellectual property rights of the other Party.

2.4 Registration of Licence. Kazia may, at its own cost, promptly record any licence to the Licensed Patents granted to it under Section 2.1 with IP Australia and equivalent overseas patent registries. QIMRB shall provide reasonable assistance to enable the Licensee to record the licences to the Licensed Patents.

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Article 3

COLLABORATION, DEVELOPMENT & COMMERCIALISATION

3.1 Collaboration and Development. QIMRB agrees to provide reasonable assistance to Kazia on an as needs basis as may reasonably be required by Kazia to:

(a) prepare a development plan and budget to progress the research and development of one or more Products; and

(b) to prepare, review, and approve the criteria to be used in the selection of one or more development candidates for advancing into GLP Toxicity Studies and any subsequent Phase 1 Clinical Study.

3.2 Commercialisation. Kazia will use Commercially Reasonable Efforts to generate Commercialisation Revenue from at least one Product.

3.3 Further Research Kazia may engage the QIMRB to conduct further research and development activities in connection with one or more Products. Any such engagement will be subject to commercial terms and conditions to be agreed between the Parties at the time of the engagement.

3.4 Joint Steering Committee At any time during the Term, the Parties may agree to establish a joint steering committee for the purpose of:

(a) coordinating the preparation for any proposed agreement to dispose of one or more of the Product Assets to a Third Party

3.5 Commercialisation Transaction: At any time during the Term, the Licensee may enter into an agreement with a Third Party to licence the Licensed IP Rights. The Licensor must provide such reasonable assistance as is required to complete any such transaction. In the event a proposed commercialisation transaction contemplates the assignment of the Licensed IP Rights, the parties shall negotiate in good faith to reach an agreed upon approach. For the avoidance of doubt, Kazia does not require Licensor consent to enter a commercialisation transaction based on the sub-licensing of the Licensed IP Rights.

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Article 4

FINANCIAL PROVISIONS

4.1 License Fee. As consideration for the rights received under this Agreement, Licensee will pay to QIMRB a fixed fee of one million, three hundred and ninety thousand dollars ($1,390,000) (the “License Fee”) within fifteen (15) Business Days following the Effective Date.

4.2 Commercialisation, Monetisation or Exit Transaction. Each Party shall be entitled to receive a share of the Commercialisation Revenue in accordance with the shares specified in the following table

	Stage	Share of Commercialisation Revenue
A.	[***]	[***]
B.	[***]	[***]
C.	[***]	[***]

4.3 Currency; Exchange Rate. All payments due under this Agreement shall be made in U.S. dollars by bank wire transfer in immediately available funds to a bank account designated by the payee Party in writing; provided, however, that Kazia shall only be required to disburse funds to the payee’s jurisdiction of incorporation or to a jurisdiction in which the payee has a significant business presence. When conversion of payments from any currency other than U.S. dollars is required, such conversion shall be made, unless otherwise mutually agreed to by Kazia and QIMRB, by using the average of the exchange rates for the purchase and sale of U.S. dollars reported by the Wall Street Journal (U.S., Eastern Edition) for the first, middle and last business days of the applicable period to which the payment relates.

4.4 Taxes.

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of the Commercialization Revenue arising directly or indirectly from the activities of the Parties under this Agreement.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of payments made under this Agreement. The amounts payable pursuant to this Agreement shall not be reduced on account of any withholding taxes unless required by applicable law. To the extent a Party is required to deduct and withhold taxes on any payment to the other Party, such first Party shall deduct those taxes from the remittable payment, pay the taxes to the proper tax authority in a timely manner, and promptly send proof of payment to such other Party with any other information necessary for such other Party to substantiate the amount of taxes withheld. If a Party intends to

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withhold any taxes from any payment under this Agreement, such Party shall inform the other Party reasonably in advance of making such payment to permit such other Party an opportunity to provide such first Party with any tax forms that may be reasonably necessary in order for such first Party to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall use commercially reasonable efforts to provide any such tax forms to the other Party in advance of the due date. At the request and expense of a Party, the other Party shall provide reasonable assistance to enable the recovery (including any refunds and exemptions claim), to the extent permitted by applicable law, of withholding taxes or similar obligations resulting from payments made under this Agreement.

(c) Sales Tax / VAT. All payments under this Agreement are exclusive of any sales tax and value added, sales and use, excise, stamp, or similar country-specific, governmental or local taxes (collectively, “Sales Tax / VAT”). Kazia will take, and QIMRB will fully cooperate with Kazia to take, all necessary steps to seek Sales Tax / VAT exemption for payment received under this Agreement from the tax authority in the jurisdiction where Kazia receives such payments.

4.5 Financial Audits.

(a) Financial Records. QIMRB shall maintain, and shall cause to be maintained, complete and accurate financial books and records in sufficient detail to the extent required to calculate and verify any and all amounts payable to QIMRB hereunder. QIMRB shall retain, and shall cause to be retained, such books and records until three (3) years after the end of the period to which such books and records pertain or, if later, for such longer period as may be required by applicable law.

(b) Audits. Upon reasonable prior notice by Kazia, QIMRB shall open, and shall cause to be opened, such books and records pertaining to the period of three (3) years before such auditing request for examination, during regular business hours and not more often than once each calendar year, by an independent certified public auditor selected by Kazia, for the sole purpose of verifying the accuracy of any and all amounts payable to QIMRB hereunder. Kazia shall bear the cost of such audit unless such audit reveals an overreport (or underpayment) by QIMRB of more than five percent (5%) of the amount actually due for the time period being audited, in which case QIMRB shall reimburse Kazia for the costs of such audit.

(c) Confidential Financial Information. Kazia shall treat all financial information subject to review under this Section 4.5 in accordance with Article 6 of this Agreement, and shall cause its auditing firm to enter into a reasonably acceptable confidentiality agreement with QIMRB obligating such auditing firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

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Article 5

INTELLECTUAL PROPERTY RIGHTS

5.1 Ownership of Intellectual Property.

(a) Improvements to Licensed IP. Title to any and all Improvements to Licensed IP made during the Term, whether made by employees or contractors of Kazia or the QIMRB, shall be owned by QIMRB. Each party shall promptly notify the other in writing of any Improvements to the Licensed IP. To the extent that the Improvements to Licensed IP are made by employees or contractors of QIMRB, QIMRB hereby assigns all rights in those Improvements to Kazia to the extent they are owned by QIMRB on creation, or otherwise must procure the assignment of such rights to Kazia.

5.2 Prosecution of Licensed Patent Rights.

(a) As between the Parties, Kazia shall be solely responsible for preparing, filing, prosecuting and maintaining the Licensed Patent Rights and any application for any invention arising from Improvements to the Licensed IP at Kazia’s cost and expense provided that Kazia shall:

(i) keep QIMRB reasonably informed of the status and all material steps with respect to the preparation, filing, prosecution and maintenance of such patent rights; and

(ii) with respect to any patent application or other material filing or response to be filed or submitted to any patent authority with respect to the Licensed Patent Rights, provide QIMRB with a draft thereof reasonably in advance of the planned date of filing or submission so as to give QIMRB a reasonable opportunity to review and comment.

(b) QIMRB shall provide to Kazia any information or non-monetary assistance reasonably requested by Kazia in connection with such preparation, filing, prosecution and maintenance activities, including reasonable access to the inventors of the Licensed Patent Rights.

(c) If Kazia decides to discontinue the prosecution or maintenance of any Licensed Patent Rights or patent rights to any Improvements to Licensed IP, then Kazia shall promptly notify QIMRB, in which case Kazia’s rights pursuant to this Agreement with respect to such patent rights in such country shall terminate, on a patent application-by-patent application or patent-by-patent basis, to the extent with respect thereto, but Kazia’s rights in all other Licensed IP shall remain unaffected. Following such notice, QIMRB, at its cost and expense, shall have the right (but no obligation) to elect, upon written request to Kazia, to assume and control the prosecution or maintenance of such patent rights in such country. Upon such election, Kazia shall, provide QIMRB with any information or non-monetary assistance reasonably requested by the QIMRB in connection with such prosecution and maintenance activities.

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5.3 Enforcement of Licensed IP.

(a) Each Party shall promptly notify the other in writing, providing full details of any alleged or threatened infringement or misappropriation by a Third Party of any Licensed IP or Improvements to Licensed IP of which the Party becomes aware.

(b) As between the Parties, Kazia, at its cost and expense, shall have the sole right, using counsel of its own choice, to prosecute infringement or misappropriation of and to defend any alleged or threatened assertion of invalidity or unenforceability with respect to the Licensed IP or Improvements to the Licensed IP, provided that if it is necessary to join the QIMRB to the proceeding, the QIMRB consents to being joined and will permit Kazia to run the proceeding on its behalf. The QIMRB will provide reasonable cooperation and assistance to Kazia in connection with its control of such action at Kazia’s request and expense (unless otherwise mutually agreed to by the Parties).

(c) In connection with any such proceedings, Kazia shall

(i) keep the QIMRB reasonably informed of the status and progress of such efforts,

(ii) reasonably consider such other Party’s comments on any such efforts, and

(iii) not enter into any settlement, consent judgment or other voluntary final disposition of such action that disclaims, limits the scope of, admits the invalidity or unenforceability of, or grants a license, covenant not to sue or similar immunity under, the Licensed IP (or would otherwise restrict the Parties’ ability to exploit any Product in accordance with the terms and conditions of this Agreement).

(d) If any such action results in monetary damages from any Third Party, such recovery shall be allocated first to the reimbursement of any unreimbursed costs and expenses (including attorneys’ and professional fees) incurred by Kazia in connection with such action, and any remaining amounts shall be shared between Kazia and QIMRB in accordance with the sharing of Commercialisation Revenue pursuant to Section 4.2, unless the Parties agree in writing to a different allocation

5.4 Defense of Third Party Claims. If any Third Party brings a claim or otherwise asserts that a Product (or the exploitation of a Product) infringes any Patent Rights of such Third Party or misappropriates such Third Party’s Know-How, the Party first having notice of the claim or assertion shall promptly notify the other Party in writing, providing full details. Promptly after any such notice is given, the Parties shall meet, to consider such claim or assertion and the appropriate course of action. As between the Parties, Kazia, at its cost and expense, shall have the sole right using counsel of its own choice to undertake and control the defense of any Third Party Infringement Claim; provided that, if QIMRB is named as a defendant in any such Third Party Infringement Claim, QIMRB, at its cost and expense, will have the right using counsel of its own choice to participate in such defense. The terms in Sections 5.3(b) and 5.3(c) shall apply, mutatis mutandis, with respect to the Parties’ respective rights and obligations for any action described in this Section 5.4.

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Article 6

CONFIDENTIALITY

6.1 Confidentiality Obligations. The receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the disclosing Party. Each Party shall, and shall cause its Affiliates and its sublicensees and its and their respective officers, directors, employees, and agents to, protect the secrecy and confidentiality of the other Party’s Confidential Information using at least the same degree of care as it uses to prevent the disclosure of its own other confidential information of like importance (in no event less than reasonable care). In addition, each Party shall, and shall cause its Affiliates and its and their respective officers, directors, employees, and agents to, protect the secrecy and confidentiality Licensed Know-How at least in the same degree as it uses to prevent the disclosure of its own other confidential information of like importance.

6.2 Exceptions. The obligations set forth in Section 6.1 shall not apply to any information that the receiving Party can demonstrate that such information:

(a) is known by the receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(b) is in the public domain before its receipt from the disclosing Party, or thereafter enters the public domain other than through the receiving Party’s breach of the confidentiality obligations set forth herein;

(c) is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d) is developed by the receiving Party independently and without use of, or reference to, any Confidential Information of the disclosing Party, as documented by the receiving Party’s business records.

6.3 Authorised Disclosures. Notwithstanding the obligations set forth in Sections 6.1, a Party may disclose the other Party’s Confidential Information to the extent such disclosure is:

(a) reasonably necessary: (i) for the filing, prosecution and maintenance of the Licensed Patent Rights, and the enforcement of the Licensed IP, in each case, as contemplated by this Agreement; (ii) in connection with regulatory filings for any Product; (iii) for the prosecuting or defending litigation as contemplated by this Agreement;;

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(b) reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants, consultants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to such Party; or (ii) to actual or potential investors, acquirors, licensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, collaboration or other transaction (including the transactions with respect to, any Product Assets contemplated in Section 4.2); provided that in each such case on the condition that such recipients are bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement (provided further that the duration of such obligations shall be commercially reasonable under the circumstances); or

(c) required by applicable laws, judicial or administrative process, provided that in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed pursuant to this Section 6.3(c)shall remain otherwise subject to the confidentiality and non-use provisions of this Article 6, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information.

6.4 Publicity; Use of Name.

(a) After the formation of this agreement, the Parties may discuss and agree on language of a press release announcing this Agreement, to be issued by one or both of Kazia and QIMRB at a time mutually agreed by the Parties. Following such initial joint press release announcing this Agreement, either Party shall be free to disclose or publicize, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of this Agreement which have already been publicly disclosed in accordance herewith so long as the information in such press release or other public announcement remains true, correct, and the most current information with respect to the subject matters set forth therein.

(b) From time to time during the Term, Kazia shall have the right to publicly disclose material development in the exploitation of any Product, including the commencement, progress, status, completion and results of any IND Enabling Studies or clinical trial with respect to any Product and any regulatory submission or approval for any Product; provided that, before making such public disclosure, Kazia shall notify QIMRB in advance and consider QIMRB’s comments in good faith, and Kazia shall not disclose any Confidential Information of QIMRB in connection with such disclosure.

(c) Subject to the foregoing of this Article 6, no disclosure of the terms or conditions of this Agreement may be made by either Party, and neither Party shall use the name, symbol, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by applicable law.

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Article 7

REPRESENTATIONS AND WARRANTIES, AND COVENANTS

7.1 Mutual Representations and Warranties. Each Party represents and warrants to, and covenants with, the other Party, as of the Effective Date, that:

(a) it is not a party to, and will not enter into, any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement; and

(b) it shall comply in all material aspects with all applicable laws in the course of performing its obligations and exercising its rights under this Agreement.

7.2 Additional Representations and Warranties of QIMRB. QIMRB represents and warrants to, and covenants with, to Kazia, as of the Effective Date, that:

(a) QIMRB is the sole owner of all of the Licensed IP, in each case free and clear of all encumbrances, and QIMRB has the right to grant to Kazia the rights and licenses to the Licensed IP as purported to be granted pursuant to Section 2.1 ;

(b) QIMRB and its Affiliates have not granted, and will not grant during the Term, any rights in the Licensed IP that is reasonably likely to (or actually does) materially and adversely affect the rights granted to Kazia under this Agreement;

(c) to the knowledge of QIMRB based on reasonable enquiries, neither QIMRB nor any of its Affiliates has infringed or misappropriated any issued Patent Rights or Know-How of any Third Party with respect to the exploitation of any Product; neither QIMRB nor its Affiliate has received any notice from any Third Party asserting or alleging any such infringement or misappropriation;

(d) to the knowledge of QIMRB based on reasonable enquires, the exploitation (as contemplated by the Parties as of the Effective Date) of Products (as such Products exist as of the Effective Date) as contemplated under this Agreement does not infringe any issued Patent Rights or misappropriate any other intellectual property rights of any Third Party existing as of the Execution;

(e) there is no pending or, to the knowledge of QIMRB, alleged or threatened, adverse actions, suits, proceedings, or claims against QIMRB or its Affiliates involving the Licensed IP or Products;

(f) to the knowledge of QIMRB, there is no infringement or misappropriation of any Licensed IP by any Third Party;

(g) Exhibit B hereto includes all Licensed Patent Rights that are owned or controlled by QIMRB or its Affiliates as of the Effective Date and claim or cover any Product;

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(h) there is no pending or, or to the knowledge of QIMRB, alleged or threatened, re-examination, opposition, interference or litigation, or any written communication alleging that any Licensed Patent Rights are invalid or unenforceable anywhere in the world;

(i) QIMRB and its Affiliates, and to the knowledge of QIMRB, their contractors, have complied with all applicable laws in connection with the development of Products in all material respects, and have not used any employee, consultant or contractor who has been debarred by any Regulatory Authority, or to its knowledge, is the subject of a debarment proceeding by any Regulatory Authority;

(j) there is no agreement between QIMRB or its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which QIMRB or its Affiliates has obtained any right or license to any Product or any Licensed IP;

(k) all information provided by QIMRB to Kazia for due diligence purposes in relation to this Agreement is complete and accurate in all material respects. Without limiting the foregoing, QIMRB has disclosed to Kazia and made available to Kazia for review all material data for any Product as requested by Kazia; and

(l) QIMRB has made available to Kazia all information relating to any Product and Licensed IP that would be material for Kazia in entering this Agreement, including the safety and efficacy of the Product.

7.3 Additional Covenants of QIMRB QIMRB shall, and shall cause its Affiliates to, notify Kazia in writing within three (3) business days in the event of any of the following acts or transactions or occurrences with respect to QIMRB or any of its Affiliates:

(a) in the event that QIMRB or an Affiliate of QIMRB voluntarily or involuntarily liquidates, dissolves or wind-ups the business and affairs of QIMRB or effect any event that constitutes a deemed liquidation event, including any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors instituted by or against QIMRB or any of its Affiliates and, if instituted against QIMRB or any of its Affiliates by a Third Party;

(b) in the event that QIMRB or an Affiliate of QIMRB incurs any individual or related indebtedness of QIMRB or any of its Affiliates in excess of a Leverage Ratio (total debt/total equity) above [***]; and/or a cash burn rate (cash balance / net cash outflow pr. month) lower than 12;

(c) in the event that QIMRB or an Affiliate of QIMRB (x) incurs any default or event of default under any agreement, lease, document or instrument to which QIMRB or any of its Affiliates is obligated, involving at a Leverage Ratio (total debt/total equity) above [***] and/or a cash burn rate (cash balance / net cash outflow pr month) lower than 12; or (y) receives any cure notice, show cause notice, default (including any payment default) notice, termination notice (whether for convenience or cause) or any notice or claim alleging that the QIMRB or any of its Affiliates or any of their respective officers, directors, employees, agents, or other representatives defaulted upon, breached, violated, or otherwise failed to comply in any material respect with the terms and conditions of any of the foregoing agreement, lease, document or instrument;

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(d) in the event that QIMRB or an Affiliate of QIMRB receives any cure notice, show cause notice, default notice, termination notice or any other notice or claim alleging that QIMRB or any of its Affiliates breaches, has breached, or is likely to breach, a payment obligation;

(e) in the event that QIMRB has a reasonable basis to believe that QIMRB or any of its Affiliates do not have sufficient cash to fund operations for at least 180 days; or

(f) in the event that QIMRB or an Affiliate of QIMRB creates, or issues, any debt security, or creates any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) with respect to any Product Assets (including any Licensed IP).

7.4 Disclaimer. EXCEPT AS EXPRESSLY STATED HEREIN, NO OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. The Parties understand that Products are the subject of ongoing research and development and neither Party can assure that any Product can be successfully developed and commercialized.

Article 8

INDEMNIFICATION

8.1 Indemnification by QIMRB. QIMRB shall indemnify the Kazia Indemnitees from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (individually and collectively, “Losses”) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Claims”) to the extent arising or resulting from:

(a) any claim that the practice of the Licensed IP to exploit (as contemplated by the Parties as of the Effective Date) any Product (as such Product exists as of the Effective Date) infringes or misappropriates any Patent Rights or Know-How owned or possessed by any Third Party; or

(b) the gross negligence or willful misconduct of any of the QIMRB’s officers, directors or employees; or

(c) the breach by QIMRB of any of its representations, warranties or covenants set for in this Agreement;

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except, in each case, to the extent such Claims result from an event described in clauses (a) through (c) of Section 8.2 for which Kazia is obligated to indemnify the QIMRB Indemnitee.

8.2 Indemnification by Kazia. Kazia shall indemnify the QIMRB Indemnities from and against all Losses incurred in connection with any Claims to the extent arising or resulting from:

(a) the exploitation of any Product by, on behalf of, or under the authority of, Kazia or its Affiliates, other than for any infringement or misappropriation of any intellectual property rights of any Third Party;

(b) the gross negligence or willful misconduct of any Kazia’s officers, directors or employees; or

(c) the breach by Kazia of any of its representations, warranties or covenants set forth in this Agreement;

except, in each case ((a) through (c)), to the extent such Claims result from an event described in clauses (a) through (c) of Section 8.1 for which QIMRB is obligated to indemnify the Kazia Indemnitee.

8.3 Indemnification Procedure. A Party that intends to claim indemnification under this Article 8 shall promptly notify the indemnifying Party in writing of any Claim in respect of which such first Party intends to claim such indemnification. The failure to deliver written notice to the indemnifying Party within a reasonable time after the commencement of any action with respect to a Claim shall only relieve the indemnifying Party of its indemnification obligations under this Article 8 if and to the extent the indemnifying Party is actually and materially prejudiced thereby. The indemnifying Party shall have the sole control of the defense or settlement thereof, using counsel selected by the indemnifying Party; provided that the indemnitee may, at its own cost and expense, also be represented by counsel of its own choice. The indemnitee shall cooperate fully with the indemnifying Party and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification. For clarity, if the indemnitee has the right to control the defense of a Claim pursuant to Sections 5.3 or 5.4, the indemnitee shall be entitled to control such Claim, without limiting the indemnifying Party’s responsibility for Losses under Section 8.1or 8.2, as applicable.

8.4 Settlement. The indemnifying Party may only settle any such Claim or otherwise consent to an adverse judgment (a) with prior written notice to the indemnitee but without the consent of the indemnitee where the only liability to the indemnitee is the payment of money and the indemnifying Party makes such payment, provided such settlement would not subject the indemnitee to an injunction or otherwise adversely impact any of the indemnitee’s rights under this Agreement or constitute an admission of wrongdoing by the indemnitee, or (b) in all other cases, only with the prior written consent of the indemnitee, such consent not to be unreasonably withheld, conditioned or delayed. The indemnitee may not settle any such Claim or otherwise consent to an adverse judgment in any such action or other proceeding or make any admission as to liability or fault without the express written permission of the indemnifying Party.

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8.5 Limitation of Liability. EXCEPT FOR (A) CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS Article 8, (B) CLAIMS ARISING OUT OF A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (C) A PARTY’S BREACH OF Article 6 (CONFIDENTIALITY):

(a) NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE; and

(b) QIMRB’s liability is limited in aggregate to $[***] AUD.

Article 9

TERM AND TERMINATION

9.1 Term. The term of this Agreement (“Term”) shall commence upon the Effective Date and unless terminated in accordance with the terms hereof, shall continue in full force and effect.

9.2 Termination.

(a) Material Breach. If either Party believes that the other is in breach of its material obligations hereunder, then the non-breaching Party may deliver written notice of such breach to the other Party. The allegedly breaching Party shall have forty-five (45) days from such notice to cure such breach. If the Party receiving notice of breach fails to cure that breach within the applicable cure period set forth above, then the Party originally delivering the notice of breach may terminate this Agreement effective on written notice of termination to the other Party.

(b) Cessation of Development. If at any time during the Term, Kazia ceases conducting any material development activities for any Product for a 90 day period (the “Cessation Period”), where such cessation is not as a result of (i) a Force Majeure Event or (ii) a reasonable response to guidance from or action or inaction by a Regulatory Authority or Governmental Authority (such as a clinical hold, recall or withdrawal, or delay in the applicable authority’s response), then, the Parties may terminate this Agreement, upon mutual agreement in writing.

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(c) Insolvency. To the extent permitted by law, either Party may terminate this Agreement immediately upon written notice to the other Party in the event of (i) the commencement of any bankruptcy, insolvency, moratorium, liquidation, judicial reorganization proceeding, dissolution, arrangement, or proceeding under any creditors’ rights law or other similar proceeding by or against such other Party, (ii) any appointment of a receiver, trustee, custodian, conservator or other similar official for such other Party or over a substantial part of its property, or (iii) an assignment by such other Party for the benefit of creditors, or (iv) any application for, consent by such other Party, or acquiescence by such other Party in, the appointment of any trustee, receiver, or other custodian for such other Party or over a substantial part of its property (each such event described in (i) through (iv), an “Insolvency Event”); provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate will only become effective if such other Party consents to the involuntary bankruptcy or such proceeding is not dismissed within sixty (60) days after the filing thereof.

9.3 Consequences of Termination. Upon any termination or expiration of this Agreement, the Parties shall meet, promptly thereafter, to discuss and prepare a wind-down schedule. In connection with any termination or expiration of this Agreement, Kazia shall use reasonable efforts to fulfill its payment obligations to the extent such obligations accrue prior to such termination or expiration (or thereafter as mutually agreed to by the Parties in writing), in each case in accordance with Article 4 and other terms and conditions of this Agreement.

9.4 Return or Destruction of Confidential Information. Following the expiration or termination of this Agreement, if requested by the disclosing Party, the receiving Party will return or destroy, at the receiving Party’s election, all data, files, records and other materials containing or comprising the disclosing Party’s Confidential Information, except to the extent such Confidential Information is necessary or useful to conduct surviving obligations or exercise surviving rights. Notwithstanding the foregoing, the receiving Party will (a) be permitted to retain copies of such data, files, records, and other materials for archival and legal compliance purposes and (b) not be required to delete or destroy any electronic back-up files that have been created solely by the receiving Party’s or its Affiliate’s automatic or routine archiving and back-up procedures, to the extent created and retained in a manner consistent with its or their standard archiving and back-up procedures.

9.5 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the following provisions shall survive the expiration or termination of this Agreement: Article 1 (DEFINITIONS), Section 5.1 (OWNERSHIP OF INTELLECTUAL PROPERTY), Article 6 (CONFIDENTIALITY), Article 8 (INDEMNIFICATION), Article 9 (TERMINATION), Article 11 (MISCELLANEOUS).

Article 10

DISPUTE RESOLUTION

10.1 No arbitration or court proceedings If a dispute arises out of this Agreement (Dispute), a party must comply with this Article 10 before starting arbitration or court proceedings (except proceedings for interlocutory relief).

10.2 Notification A party claiming a Dispute has arisen must give the other parties to the Dispute notice setting out details of the Dispute.

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10.3 Parties to resolve Dispute During the 14 days after a notice is given under Section 10.2 (or longer period if the parties to the Dispute agree in writing), each party to the Dispute must use its reasonable efforts to resolve the Dispute. If the parties cannot resolve the Dispute within that period, they must refer the Dispute to a mediator if one of them requests.

10.4 Appointment of mediator If the parties to the Dispute cannot agree on a mediator within seven days after a request under Section 10.3, the President of the Queensland Law Society or the President’s nominee will appoint a mediator.

10.5 Role of mediator The role of a mediator is to assist in negotiating a resolution of the Dispute. A mediator may not make a binding decision on a party to the Dispute except if the party agrees in writing.

10.6 Confidentiality Any information or documents disclosed by a party under this Article 10:

(a)	must be kept confidential; and

(b)	may only be used to attempt to resolve the Dispute.

10.7 Costs Each party to a Dispute must pay its own costs of complying with this Article 10. The parties to the Dispute must equally pay the costs of any mediator.

10.8 Termination of process A party to a Dispute may terminate the dispute resolution process by giving notice to each other after it has complied with Section 10.1 to 10.3. Sections 10.6 and 10.7 survive termination of the dispute resolution process.

Article 11

MISCELLANEOUS

11.1 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from a Force Majeure Event. The affected Party shall notify the other Party in writing of such Force Majeure Events as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such Force Majeure Events or to perform its obligations in spite of the ongoing circumstances, provided that, if the failure to perform due to such force majeure circumstance continues for a period of one hundred and eighty (180) days or more, the Parties will discuss in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

11.2 Assignment and Kazia change of control. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, whether by operation of law or otherwise, in whole or in part, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, Kazia shall have the right, without the consent of QIMRB, (a) to exercise any or all of its rights or perform any or all of its obligations hereunder through any of its Affiliates or Third Party contractors, or (b) to assign this

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Agreement and its rights and obligations hereunder, in whole or in part, to its successor in title in connection with the sale (whether by merger, acquisition, asset purchase or otherwise) of all or substantially all of its business or assets. Any attempted assignment not in accordance with this Section 11.2 shall be null and void and of no legal effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

11.3 Equitable Relief. Each Party acknowledges that a breach of Article 6 (CONFIDENTIALITY) may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party shall be entitled to seek, in addition to any other remedies it may have under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.

11.4 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

11.5 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by internationally recognized overnight courier, sent by registered or certified mail, postage prepaid, return receipt requested, or sent by email, to the address set forth below:

If to Kazia:

Attention: John Friend, MD

[***]

If to QIMRB:

QIMRB Business Development

300 Herston Road, Herston, QLD, 4006, Australia

Attn: Robert McLachlan, Chief Commercial Officer

[***]

with a copy (which copy shall not constitute notice) to:

QIMRB Legal 300 Herston Rd, Herston, QLD, 4006, Australia

Attn: Scott Pratt, Senior Legal Counsel

[***]

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or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered on a business day (or the next business day if delivered on a non-business day); (b) on the third (3rd) business day after dispatch if sent by internationally recognized overnight courier; (c) on the seventh (7th) business day following the date of mailing, if sent by mail; (d) upon confirmation of receipt by the other Party, if sent by email.

11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Queensland, Australia, without reference to any rules of conflict of laws that may require the application of the laws of a different jurisdiction.

11.7 Insurance. Each Party will, at its own expense, procure and maintain, during the Term and for a period of six (6) years thereafter, insurance policies, in reasonable level to cover its obligations hereunder and that are consistent with normal business practices of prudent companies similarly situated.

11.8 Entire Agreement; Amendments. This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof, are superseded by the terms of this Agreement. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorised representative(s) of both Parties hereto.

11.9 Independent Contractors. It is expressly agreed that Kazia and QIMRB shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Kazia nor QIMRB shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

11.10 Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

11.11 Cumulative Remedies. Except as otherwise expressly provided herein, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

11.12 Headings; Language. Headings are for ease of reference only and do not affect interpretation of the Articles, Sections and subsections of this Agreement. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

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11.13 Interpretation. In this Agreement, unless otherwise specified: (a) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation;” (b) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; (c) the word “or” is used in the inclusive sense typically associated with the phrase “and/or;” (d) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and (e) the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall include references to the Exhibits and attachments.

11.14 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

11.15 Counterparts. This Agreement may be executed in two or more counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Collaboration and License Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

Executed by Kazia Therapeutics Limited (ABN 37 063 259 754) in accordance with Section 127 of the Corporations Act 2001

/s/ John Friend, M.D.
Signature of director	Signature of director/company secretary (Please delete as applicable)

John Friend, M.D.
Name of director (print)	Name of director/company secretary (print)

Executed by The Council of the Queensland Institute of Medical Research (ABN 31 411 813 344)

/s/ Fabienne Hackay
Signature

Prof Fabienne Hackay
Name (print)

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Exhibit A. Licensed Know-How

The Licensed Know-How includes all information developed by employees or contractors of QIMRB and owned by QIMRB at the Effective Date, relation to the following matters:

[***]

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Exhibit B. Licensed Patent Rights

•	NDL2 [***] PCT/AU2022/050023 titled “NOVEL BICYCLIC PEPTIDES” currently in National Phase in the following regions:

Region	Patent Application Number
United States	18/273200

Canada	3208598

Australia	2022209878

New Zealand	802841

Israel	304545

South Africa	2023/08030

Singapore	11202305518P

Europe	22741955.3

India	202317048538

Republic of Korea	10-2023-7027582

Malaysia	PI2023002121

Japan	2023-543460

China	202280022296.X